Exhibit 99.1

NEWS RELEASE

Shoe Pavilion, Inc. Announces First Quarter 2007 Results

Sherman Oaks, Calif. - (Business Wire) - May 8, 2007 - Shoe Pavilion, Inc. (Nasdaq:SHOE):

Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced financial results for the first quarter ended March 31, 2007.

Net sales increased 32.6%, or $8.9 million, to $36.2 million from $27.3 million for the first quarter ended April 1, 2006. Comparable store net sales for the first quarter increased 7.8% from the same period in fiscal 2006. Sales from our new stores and relocated stores contributed $10.0 million in the first quarter ended March 31, 2007.

Gross profit was 28.8% in the first quarter compared to 34.0% in the same period last year. The decrease primarily reflects higher occupancy costs due to the rapid rollout of new stores during the past year and a reduction in selling margins. Selling, general and administrative expenses increased to 33.3% of net sales compared to 32.1% in the year-ago period primarily reflecting de-leveraging from the lower than expected net sales.

A net loss of $1.2 million was incurred in the first quarter, or $0.13 per diluted share, compared to net income of $206,000, or $0.03 per diluted share, for the first quarter of 2006.

Dmitry Beinus, Chairman and CEO of the Company stated "Our performance in the first quarter was below our original expectations as a result of outside factors which affected the 24 stores we opened in 2006. Most of the stores opened in 2006 were in new shopping centers where we have experienced slower than expected traffic due to ongoing construction in the centers as well as it taking longer than planned for other retailers to open stores at those centers. As a result of our first quarter performance we are taking a more conservative approach to our outlook for 2007. We continue to be very pleased with the performance of our mature stores and overall core operations and we believe we are on the right path to increasing sales and improving returns at our new stores."

During the quarter, we opened one new store in Sparks, Nevada and relocated two stores into larger premises, those being in Emeryville and Portrero in Northern California. We operated 109 stores as of the March 31, 2007.

Business Outlook

In the second quarter of 2007, we expect to open three new stores, relocate one existing store into larger premises and close 4 stores. For fiscal 2007, we expect to open 16 to 18 new stores and close 5 to 7 stores.

We anticipate that our comparable store net sales will increase 2% to 3% in the second quarter of 2007, and that comparable store net sales will increase 3% to 4% for the 2007 fiscal year. We anticipate achieving net sales of $37 million to $39 million in the second quarter of 2007, an increase of 18% to 24% in net sales over the first quarter of 2006. For the 2007 fiscal year, we anticipate achieving net sales of $155.5 million to $160.5 million, an increase of 18% to 22% in net sales over fiscal 2006.

We presently expect that in the second quarter of 2007 we will achieve net income of $50,000 to $150,000, or $0.01 to $0.02 per diluted share and for the 2007 fiscal year, we anticipate that we will incur a net loss of $2 million to $2.5 million or $0.21 to $0.26 per fully diluted share.

Teleconference

Shoe Pavilion will host a conference call today, May 8 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss first quarter 2007 earnings results. To access the call, please dial 866-463-5401 (domestic) or 212-457-9857 (international) and enter pin code 402112# a few minutes prior to the call to establish your line. A replay of the call will be available through June 7, 2007 and can be accessed approximately one hour after the end of the call by dialing 866-439-4554 (domestic) or 212-457-9844 (international); pin number 327529#.

About Shoe Pavilion

Shoe Pavilion is an independent off-price footwear retailer with locations in seven Western and Southwestern states. We offer a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. Today, we operate 108 stores located in California, Washington, Oregon, Nevada, Arizona, Texas and New Mexico. More information on Shoe Pavilion can be found by visiting our web site at www.shoepavilion.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2007 and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, the performance of existing and newly-opened stores, world and national political events, including general economic conditions, the effectiveness of our promotions and merchandising strategies, the efficient operation of our supply chain, including the support of key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are urged to review carefully the discussion under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 30, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

CONTACT: Shoe Pavilion, Inc.

Bruce Ross, Chief Financial Officer, 818-907-9975

SOURCE: Shoe Pavilion, Inc.

Shoe Pavilion, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31,	December 30,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash	$ 542	$ 680
Receivables	2,103	2,430
Inventories	74,797	62,636
Deferred income taxes	1,034	1,034
Prepaid expenses	4,555	3,138
Total current assets	83,031	69,918

Property and equipment, net	15,218	14,413
Deferred income taxes and other assets	2,638	2,585
TOTAL	$ 100,887	$ 86,916

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 21,252	$ 9,753
Accrued expenses	5,135	4,678
Borrowings under credit agreement	24,244	21,223
Current portion of capitalized lease obligations	174	156
Total current liabilities	50,805	35,810

Deferred rent	9,876	9,580
Long-term portion of capitalized lease obligations	328	368
Total liabilities	61,009	45,758

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock- $.001 par value; 1,000,000 shares authorized;
0 (2007) and 0 (2006) shares issued and outstanding	-	-
Common stock- $.001 par value; 15,000,000 shares authorized;
9,540,629 (2007) and 9,538,552 (2006) shares issued
and outstanding	10	10
Additional paid-in capital	30,212	30,069
Retained earnings	9,656	11,079
Total stockholders' equity	39,878	41,158
TOTAL	$ 100,887	$ 86,916

Shoe Pavilion, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Thirteen weeks ended

	March 31,	April 1,
	2007	2006

Net sales	$ 36,237	$ 27,269
Cost of sales and related occupancy expenses	25,795	17,997
Gross profit	10,442	9,272
Selling, general and administrative expenses	12,060	8,746
(Loss) income from operations	(1,618)	526
Interest expense	(459)	(179)
(Loss) income before income taxes	(2,077)	347
Income tax benefit (expense)	864	(141)
Net (loss) income	$ (1,213)	$ 206
(Loss) earnings per share:
Basic	(0.13)	0.03
Diluted	(0.13)	0.03

Weighted average shares outstanding:
Basic	9,539	7,567
Diluted	9,539	7,801